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EXHIBIT 99.1

                                                                  [EMCORE LOGO]
Press Release
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EMCORE CORPORATION ACQUIRES CORONA OPTICAL SYSTEMS

EMCORE EXPANDS ITS PRODUCT PORTFOLIO OF PARALLEL OPTICAL MODULES

SOMERSET, N.J., July 15, 2004 - EMCORE Corporation (Nasdaq: EMKR), a leading provider of semiconductor technologies for global communications, announced today that it has acquired Corona Optical Systems located in Lombard, IL and Eau Claire, WI in a cash for stock merger. Corona Optical Systems is a market leader in parallel optics with an ultra small form factor transceiver which is currently being deployed by Tier 1 customers for use in high-density telecom switching boxes.

Per the terms of the transaction, EMCORE acquired Corona's business including, its product lines, intellectual property, manufacturing technology and all physical assets for a cash payment of $1.2 million. In the last twelve months before closing, Corona had revenues of approximately $2.9 million. Approximately 13 employees of Corona Optical Systems will join EMCORE. EMCORE expects that sales of Corona's OptoCube(R) transceiver will exceed $4 million in the next twelve months.

"This acquisition adds an extremely talented design and engineering team and provides ownership of a valuable intellectual property portfolio, including a number of advanced technologies such as a panelized substrate and automated optical alignment techniques, that EMCORE will be able to incorporate into existing EMCORE product families," said Dr. Robert Bryan, Vice President of EMCORE Corporation. With the addition of the OptoCube transceiver to our existing parallel optical product family of SNAP-12, QuadLink(TM), and SmartLink(TM) transceivers, EMCORE has demonstrated its continued commitment to the parallel optics market. This acquisition further strengthens EMCORE's position as a leader in parallel optics technology. The OptoCube transceiver's ultra small form factor design and manufacturing platform are unique, well-suited for high-performance, low-cost, and high-volume manufacturing, and can be used for a range of applications, such as high density optical backplanes, defense, supercomputing, and consumer applications."


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"EMCORE is an acknowledged leader in high density optical backplanes and we are excited about joining the team," said Bryan Gregory, Founder and Chairman of Corona Optical Systems. "We have been a long-time customer of EMCORE's high-performance oxide-based VCSEL arrays and have always been impressed with their products' quality, reliability and performance. This merger allows the Corona team to tap into EMCORE's excellent infrastructure and resources to provide better services to its customer base. I also believe the OptoCube platform together with our strong intellectual property position will enable EMCORE to extend the potential of the OptoCube transceiver beyond the current telecom applications to on-board optics for the military, high definition multimedia interfaces and board mounted optics for scanning and imaging."

Parallel optical modules utilize an array of multiple-channel VCSEL lasers and detectors to transmit and receive optical signals traveling in multi-mode fibers over a distance up to 300 meters. These small form-factor modules, with 12-channels of parallel transmission, carry an aggregated bandwidth of 40 gigabits per second. They have been utilized in high-end switching and routing of telecom equipment. EMCORE is a founder of the SNAP12 form factor MSA, and a leading designer and manufacturer of transceivers, transponders and other communications solutions for several major telecom and datacom equipment suppliers in this emerging market.

EMCORE management will discuss the acquisition further in conjunction with the Company's third fiscal quarter of 2004 results.

About EMCORE Corporation:

EMCORE Corporation offers a versatile portfolio of compound semiconductor products for the rapidly expanding broadband and wireless communications markets and the solid-state lighting industry. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders and pioneers in the rapidly growing communications market. EMCORE's solutions include: optical components for fiber-to-the-curb/home/business, cable television, and high speed data and telecommunications; solar cells, solar panels and fiberoptic satellite links for global satellite communications; and electronic materials for high bandwidth communications systems, such as Internet access and wireless telephones. Through its participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation LED technology for use in the general illumination market. For further information about EMCORE, visit http://www.emcore.com.
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The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. Actual operating results may differ materially from such forward-looking statements and are subject to certain risks, including risks arising from: difficulties encountered in integrating Corona's operations, the benefits expected to be received by EMCORE and its customers from the acquisition, cancellations, rescheduling or



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delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth, increased competition, delays in developing and commercializing new products, and other factors described in EMCORE's filings with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

CONTACT:

TTC Group
Victor Allgeier
(212) 227-0997
info@ttcominc.com